FIRST FINANCIAL FUND, INC.
Meeting of Shareholders - Voting Results (Unaudited)

On August 24, 2005, the Fund held its Annual Meeting of Shareholders to consider the election of Directors of the Fund. The following votes were recorded:

PROPOSAL 1: (Voting by all Shareholders):
Election of Joel W. Looney as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative…………………………………………………………………	21,675,492.0335	99.13
Withheld ……………………………………………………………………	189,532.4129	0.87
TOTAL……………………………………………………………	21,865,024.4464	100.0

Election of Richard I. Barr as Director of the Fund	# of Votes Cast	% of Votes Cast

Affirmative………………………………………………………………..	21,670,644.3012	99.11
Withheld ……………………………………………………………………	194,380.1452	0.89
TOTAL……………………………………………………………	21,865,024.4464	100.0

Election of Dr. Dean Jacobson as Director of the Fund	# of Votes Cast	% of Votes Cast

Affirmative …………………………………………………………………	21,664,692.0335	99.08
Withheld ……………………………………………………………………	200,332.4129	0.92
TOTAL……………………………………………………………	21,865,024.4464	100.0

Election of Dennis R. Causier as Director of the Fund	# of Votes Cast	% of Votes Cast

Affirmative …………………………………………………………………	21,675,621.0335	99.13
Withheld ……………………………………………………………………	189,403.4129	0.87
TOTAL……………………………………………………………	21,865,024.4464	100.0

Election of Susan L. Ciciora as Director of the Fund	# of Votes Cast	% of Votes Cast

Affirmative …………………………………………………………………	21,655,689.4179	99.04
Withheld ……………………………………………………………………	209,335.0285	0.96
TOTAL……………………………………………………………	21,865,024.4464	100.0